UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

K-Tron International, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

482730 10 8

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[X]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

Page 1 of 15 Pages

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 482730 10 8		Page 2 of 15 Pages

1.		Name of Reporting Person. Robert E. Robotti

2.		Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]

3.		SEC Use Only

4.		Citizenship or Place of Organization
United States

Number of	5.	Sole Voting Power: -0-

Shares
Beneficially	6.	Shared Voting Power: 212,228

Owned by
Each	7.	Sole Dispositive Power: -0-

Reporting
Person With	8.	Shared Dispositive Power: 212,228

9.		Aggregate Amount Beneficially Owned by Each Reporting Person
212,228

10.		Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.		Percent of Class Represented by Amount in Row (9)
7.8%

12.		Type of Reporting Person (See Instructions)
IN, HC

Schedule 13G
CUSIP No. 482730 10 8		Page 3 of 15 Pages

1.		Name of Reporting Person. Robotti & Company, Incorporated

2.		Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]

3.		SEC Use Only

4.		Citizenship or Place of Organization
New York

Number of	5.	Sole Voting Power: -0-

Shares
Beneficially	6.	Shared Voting Power: 142,628

Owned by
Each	7.	Sole Dispositive Power: -0-

Reporting
Person With	8.	Shared Dispositive Power: 142,628

9.		Aggregate Amount Beneficially Owned by Each Reporting Person
142,628

10.		Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.		Percent of Class Represented by Amount in Row (9)
5.3%

12.		Type of Reporting Person (See Instructions)
CO, HC

Schedule 13G
CUSIP No. 482730 10 8		Page 4 of 15 Pages

1.		Name of Reporting Person. Robotti & Company, LLC

2.		Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]

3.		SEC Use Only

4.		Citizenship or Place of Organization
New York

Number of	5.	Sole Voting Power: -0-

Shares
Beneficially	6.	Shared Voting Power: 4,460

Owned by
Each	7.	Sole Dispositive Power: -0-

Reporting
Person With	8.	Shared Dispositive Power: 4,460

9.		Aggregate Amount Beneficially Owned by Each Reporting Person
4,460

10.		Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.		Percent of Class Represented by Amount in Row (9)
Less than 1%

12.		Type of Reporting Person (See Instructions)
OO, BD

Schedule 13G
CUSIP No. 482730 10 8		Page 5 of 15 Pages

1.		Name of Reporting Person. Robotti & Company Advisors, LLC

2.		Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]

3.		SEC Use Only

4.		Citizenship or Place of Organization
New York

Number of	5.	Sole Voting Power: -0-

Shares
Beneficially	6.	Shared Voting Power: 138,168

Owned by
Each	7.	Sole Dispositive Power: -0-

Reporting
Person With	8.	Shared Dispositive Power: 138,168

9.		Aggregate Amount Beneficially Owned by Each Reporting Person
138,168

10.		Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.		Percent of Class Represented by Amount in Row (9)
5.1%

12.		Type of Reporting Person (See Instructions)
OO, IA

Schedule 13G
CUSIP No. 482730 10 8		Page 6 of 15 Pages

1.		Name of Reporting Person. Kenneth R. Wasiak

2.		Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]

3.		SEC Use Only

4.		Citizenship or Place of Organization
United States

Number of	5.	Sole Voting Power: -0-

Shares
Beneficially	6.	Shared Voting Power: 69,600

Owned by
Each	7.	Sole Dispositive Power: -0-

Reporting
Person With	8.	Shared Dispositive Power: 69,600

9.		Aggregate Amount Beneficially Owned by Each Reporting Person
69,600

10.		Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.		Percent of Class Represented by Amount in Row (9)
2.6%

12.		Type of Reporting Person (See Instructions)
IN, HC

Schedule 13G
CUSIP No. 482730 10 8		Page 7 of 15 Pages

1.		Name of Reporting Person. Ravenswood Management Company, L.L.C.

2.		Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]

3.		SEC Use Only

4.		Citizenship or Place of Organization
New York

Number of	5.	Sole Voting Power: -0-

Shares
Beneficially	6.	Shared Voting Power: 69,600

Owned by
Each	7.	Sole Dispositive Power: -0-

Reporting
Person With	8.	Shared Dispositive Power: 69,600

9.		Aggregate Amount Beneficially Owned by Each Reporting Person
69,600

10.		Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.		Percent of Class Represented by Amount in Row (9)
2.6%

12.		Type of Reporting Person (See Instructions)
OO

Schedule 13G
CUSIP No. 482730 10 8		Page 8 of 15 Pages

1.		Name of Reporting Person. The Ravenswood Investment Company, L.P.

2.		Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]

3.		SEC Use Only

4.		Citizenship or Place of Organization
New York

Number of	5.	Sole Voting Power: -0-

Shares
Beneficially	6.	Shared Voting Power: 49,854

Owned by
Each	7.	Sole Dispositive Power: -0-

Reporting
Person With	8.	Shared Dispositive Power: 49,854

9.		Aggregate Amount Beneficially Owned by Each Reporting Person
49,854

10.		Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.		Percent of Class Represented by Amount in Row (9)
1.8%

12.		Type of Reporting Person (See Instructions)
PN

Schedule 13G
CUSIP No. 482730 10 8		Page 9 of 15 Pages

1.		Name of Reporting Person. Ravenswood Investments III, L.P.

2.		Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]

3.		SEC Use Only

4.		Citizenship or Place of Organization
New York

Number of	5.	Sole Voting Power: -0-

Shares
Beneficially	6.	Shared Voting Power: 19,746

Owned by
Each	7.	Sole Dispositive Power: -0-

Reporting
Person With	8.	Shared Dispositive Power: 19,746

9.		Aggregate Amount Beneficially Owned by Each Reporting Person
19,746

10.		Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.		Percent of Class Represented by Amount in Row (9)
Less than 1%

12.		Type of Reporting Person (See Instructions)
PN

Schedule 13G
CUSIP No. 482730 10 8	Page 10 of 15 Pages

Item 1(a).	Name of Issuer:
K-Tron International, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:
Routes 55 and 553, P.O. Box 888, Pitman, New Jersey 08071-0888

Item 2(a).	Name of Persons Filing:
This statement is filed by (collectively, the "Reporting Persons")
(i) Robert E. Robotti ("Robotti"), a United States citizen;
(ii) Robotti & Company, Incorporated ("ROBT"), a New York corporation;

(iii)          Robotti & Company, LLC ("Robotti  & Company"), a New York limited liability company and broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(iv) Robotti & Company Advisors, LLC ("Robotti Advisors"), a New York limited liability company and investment advisor registered under the Investment Advisers Act of 1940;
(v) Kenneth R. Wasiak ("Wasiak"), a United States citizen;
(vi) Ravenswood Management Company, L.L.C. ("RMC"), a limited liability company and the general partner of The Ravenswood Investment Company, L.P.;
(vii) The Ravenswood Investment Company, L.P. ("RIC"), a New York limited partnership; and
(viii) Ravenswood Investments III, L.P. ("RI"), a New York limited partnership.

Item 2(b).	Address of Principal Business Office or, if None, Residence:
The principal business address of each of Mr. Robotti, ROBT, Robotti & Company and Robotti Advisors is 52 Vanderbilt Avenue, 4th Floor, New York, New York 10017-3808.

The principal business address of each of RMC, RIC, and RI is 104 Gloucester Road, Massapequa, New York, 11758.

The principal business address of Mr. Wasiak is 515 Madison Avenue, New York, New York 10022

Item 2(c).	Citizenship:
See Item 2(a)

Item 2(d).	Title of Class of Securities:
Common Stock, $0.01 par value(the "Common Stock")

Item 2(e).	CUSIP Number
482730 10 8

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the
Person Filing is a:
Not Applicable

Schedule 13G
CUSIP No. 482730 10 8	Page 11 of 15 Pages

Item 4.	Ownership
(i) Mr. Robotti: (1)(2)(3)(4)(5)
(a) Amount beneficially owned: 212,228 shares
(b) Percent of class: 7.8%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote of to direct the vote: 212,228 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 212,228 shares

(ii) ROBT: (1)(2)(3)
(a) Amount beneficially owned: 142,628 shares
(b) Percent of class: 5.3%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote of to direct the vote: 142,628 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 142,628 shares

(iii) Robotti & Company: (1)(2)
(a) Amount beneficially owned: 4,460 shares
(b) Percent of class: less than one percent
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote of to direct the vote: 4,460 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 4,460 shares

(iv) Robotti Advisors: (1)(3)
(a) Amount beneficially owned: 138,168 shares
(b) Percent of class: 5.1%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote of to direct the vote: 138,168 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 138,168 shares

(v) Mr. Wasiak: (1)(4)(5)
(a) Amount beneficially owned: 69,600 shares
(b) Percent of class: 2.6%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote of to direct the vote: 69,600 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 69,600 shares

(vi) RMC: (1)(4)(5)
(a) Amount beneficially owned: 69,600 shares
(b) Percent of class: 2.6%
(c) Number of shares as to which such person has
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote of to direct the vote: 69,600 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 69,600 shares

Schedule 13G
CUSIP No. 482730 10 8	Page 12 of 15 Pages

(vii) RIC: (1)(4)
(a) Amount beneficially owned: 49,854shares
(b) Percent of class: 1.8%
(c) Number of shares as to which such person has
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote of to direct the vote: 49,854 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 49,854 shares

(viii) RI: (1)(5)
(a) Amount beneficially owned: 19,746 shares
(b) Percent of class: less than one percent
(c) Number of shares as to which such person has
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote of to direct the vote: 19,746 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 19,746 shares

* Based on 2,707,759 shares of Common Stock, $0.01 par value, outstanding as of October 31, 2007, as disclosed in the Issuer's Quarterly Report on Form 10-Q, for the quarter ended September 29, 2007.

              (1)  Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein by the other Reporting Persons and any other person named herein.  Each of the Reporting Persons disclaims membership in a "group" within the meaning of Section 13(d)(4) of the Securities Exchange Act of 1934 (the "Exchange Act") or rule 13d-5(b)(1) of the Exchange Act with any other Reporting Person or other person.

             (2) Mr. Robotti and ROBT share with Robotti & Company the power to vote or direct the vote, and share the power to dispose or to direct the disposition, of 4,460 shares of Common Stock owned by the discretionary customers of Robotti & Company.

             (3) Mr. Robotti and ROBT share with Robotti Advisors the power to vote or direct the vote, and share the power to dispose or to direct the disposition, of 138,168 shares of Common Stock owned by the advisory clients of Robotti Advisors.

             (4) Each of Messrs. Robotti and Wasiak and RMC share with RIC the power to vote or direct the vote, and share the power to dispose or to direct the disposition, of 49,854 shares of Common Stock owned by RIC.

             (5) Each of Messrs. Robotti and Wasiak and RMC share with RI the power to vote or direct the vote, and share the power to dispose or to direct the disposition, of 19,746 shares of Common Stock owned by RI.

Item 5.	Ownership of Five Percent or Less of a Class.
Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired theSecurity Being Reported on by the Parent Holding Company or Control Person.
Not Applicable.

Schedule 13G
CUSIP No. 482730 10 8	Page 13 of 15 Pages

Item 8.	Identification and Classification of Members of the Group.
See Item 2 and Note (1) in Item 4.

Item 9.	Notice of Dissolution of Group.
Not Applicable.

Item 10.	Certifications:

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(The remainder of this page was intentionally left blank)

Schedule 13G
CUSIP No. 482730 10 8			Page 14 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: February 21, 2008

Robotti & Company, Incorporated

	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti

	Robert E. Robotti		Name: Robert E. Robotti
Title: President and Treasurer

Robotti & Company, LLC		Robotti & Company Advisors, LLC

By:	Robotti & Company, Incorporated	By:	Robotti & Company, Incorporated

By:	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti

	Name: Robert E. Robotti		Name: Robert E. Robotti
	Title: President and Treasurer		Title: President and Treasurer

/s/ Kenneth R. Wasiak

Kenneth R. Wasiak

Ravenswood Management Company, L.L.C.		The Ravenswood Investment Company, L.P.

By:	/s/ Robert E. Robotti	By:	Ravenswood Management Company, L.L.C.

	Name: Robert E. Robotti		Its General Partner
Title: Managing Member

Ravenswood Investments III, L.P.		By:	/s/ Robert E. Robotti

Name: Robert E. Robotti
By:	Ravenswood Management Company, L.L.C.		Title: Managing Member

Its General Partner

By:	/s/ Robert E. Robotti

Name: Robert E. Robotti
Title: Managing Member

Schedule 13G
CUSIP No. 482730 10 8			Page 15 of 15 Pages

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G/A Amendment No. 7 dated February 21, 2008 with respect to the shares of Common Stock, $.01 par value per share, of K-Tron International, Inc., and any further amendments thereto executed by each or any of us shall be jointly filed on behalf of each of us pursuant to and in  accordance  with the provisions of Rule 13d-1(k)(1)(iii)  under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Robotti & Company, Incorporated

	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti

	Robert E. Robotti		Name: Robert E. Robotti
Title: President and Treasurer

Robotti & Company, LLC		Robotti & Company Advisors, LLC

By:	Robotti & Company, Incorporated	By:	Robotti & Company, Incorporated

By:	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti

	Name: Robert E. Robotti		Name: Robert E. Robotti
	Title: President and Treasurer		Title: President and Treasurer

/s/ Kenneth R. Wasiak

Kenneth R. Wasiak

Ravenswood Management Company, L.L.C.		The Ravenswood Investment Company, L.P.

By:	/s/ Robert E. Robotti	By:	Ravenswood Management Company, L.L.C.

	Name: Robert E. Robotti		Its General Partner
Title: Managing Member

Ravenswood Investments III, L.P.		By:	/s/ Robert E. Robotti

Name: Robert E. Robotti
By:	Ravenswood Management Company, L.L.C		Title: Managing Member
Its General Partner

By:	/s/ Robert E. Robotti

Name: Robert E. Robotti
Title: Managing Member